EXHIBIT NO. 5

                             Pillsbury Winthrop LLP
                                50 Fremont Street
                         San Francisco, California 94120


                                November 27, 2001


UnionBanCal Corporation
400 California Street
San Francisco, California  94104-1302

         Re:  Public Offering of 5.75% Senior Notes due 2006

Ladies and Gentlemen:

     We have acted as counsel for UnionBanCal Corporation, a California corporation (the "Company"), in connection with the execution and delivery by the Company of that certain Underwriting Agreement, dated November 27, 2001 (the "Underwriting Agreement"), between the Company and Salomon Smith Barney Inc., Bear, Stearns & Co. Inc., Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated (collectively, the "Underwriters"), pursuant to which the Underwriters severally agreed to purchase $200,000,000 aggregate principal amount of the Company's 5.75% Senior Notes due 2006 (the "Notes"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933 (the "Securities Act").

     The Notes will be a separate series of senior debt securities, which have been registered with the Securities and Exchange Commission (the "Commission") under the Securities Act pursuant to a Registration Statement on Form S-3 filed with the Commission (File Nos. 333-67581, 333-67581-01, 333-67581-02,
333-67581-03 and 333-67581-04) (as amended, the "Registration Statement"). The Notes will be issued pursuant to the provisions of an Indenture dated as of February 19, 1999 between the Company and Bank One Trust Company, National Association (successor to the First National Bank of Chicago), as trustee, including an officer's certificate establishing the terms of the Notes under
Section 2.3 thereof (collectively, the "Indenture").

     In connection with the preparation of this opinion, we have reviewed the Indenture, the form of the Notes, the Registration Statement, the Prospectus Supplement dated November 27, 2001 to the Prospectus dated November 21, 2001 (collectively, the "Prospectus") and such other documents and considered such questions of law and other matters as we have deemed necessary or appropriate as a basis for this opinion. In such review, we have assumed the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the genuineness of all signatures (other than signatures of officers of the Company). We have also assumed that, with respect to all parties to agreements or instruments relevant hereto (other than the Company),

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such  parties had the  requisite  power and  authority  to execute,  deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action, executed and delivered by such parties, and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

     As to questions of fact material to this opinion, we have relied upon the representations of each party made in the Underwriting Agreement.

     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as (i) may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the enforcement of creditors' rights generally, (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law) and (iii) may be limited by an implied covenant of reasonableness, good faith and fair dealing.

     We are members of the Bar of the State of New York and the Bar of the State of California and, for purposes of this opinion, do not hold ourselves out as experts on the law of any jurisdiction other than the law of the State of New York and the State of California. This opinion is limited to matters governed by the law of the State of New York and the State of California.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K dated November 28, 2001, which is incorporated by reference into the Registration Statement and the Prospectus and to the references to this firm under the headings "Legal Matters" and "Legal Opinions" in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                            Very truly yours,

                                            /s/  PILLSBURY WINTHROP LLP